Exhibit 3.2

BYLAWS

of

DIME COMMUNITY BANCSHARES, INC.

These Bylaws are supplemental to the New York Business Corporation Law and other applicable provisions of law, as the same shall from time to time be in effect.

ARTICLE I - MEETINGS OF SHAREHOLDERS

Section 101 - Place of Meetings

All meetings of the shareholders shall be held at such place or places, within or without the State of New York, as shall be determined by the Board of Directors from time to time.

Section 102 - Annual Meetings

The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.

Section 103 - Special Meeting

Special meetings of the shareholders may be called at any time by the Board of Directors.

Section 104 - Conduct of Shareholders’ Meetings.

The President of the Corporation shall preside at all shareholders’ meetings. In the absence of the President, the Chairperson shall preside or, in his/her absence, any officer designated by the Board of Directors. The officer presiding over the shareholders’ meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. Unless the officer presiding over the shareholders’ meeting otherwise requires, shareholders need not vote by ballot on any question.

Section 105 - Nomination by Shareholders and New Business Proposals.

(a)       Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

(b)       For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the “Notice”), (2) such business must be a proper matter for stockholder action under the New York Business Corporation Law, (3) the Notice must include the information required hereunder. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days prior to the date of the Corporation’s proxy materials for the preceding year’s annual meeting of shareholders (“Proxy Statement Date”); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder’s Notice must include the following information

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Board or is proposing business for the consideration by the shareholders of the Corporation;

•	The name and address of the stockholder as they appear on the Corporation’s books, and number of shares of the Corporation’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	As to a nomination for election to the Board, the name, address and contact information for the candidate, and the number of shares of common stock of the Corporation that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	As to a nomination to the Board, a statement of the candidate’s business and educational experience, detailed information about any relationship or understanding between the proposing stockholder and the candidate, and a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected;

•	As to any business that the stockholder proposes to bring before the meeting, a brief description of such business

•	Such other information regarding the candidate or the business proposed as would be required to be included in the proxy statement pursuant to SEC Regulation 14A, including as to a proposal for business to be considered, any material interest that the stockholder has with respect to the business being proposed;

•	A statement detailing any relationship between the proposing stockholder, any candidate for election to the Board, and any customer, supplier or competitor of Dime Community Bancshares and its affiliates;

•	A statement as to whether either such stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c)       Only persons nominated in accordance with the procedures set forth in this Section 10 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(d)       For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones New Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(e)         Notwithstanding the foregoing provisions of this Section 105, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 105. Nothing in this Section 1 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE II - DIRECTORS AND BOARD MEETINGS

Section 201 - Management by Board of Directors

The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

Section 202 - Directors Must be Shareholders

Every director must be a shareholder of the Corporation and shall own in his/her own right the number of shares (if any) required by law in order to qualify as such director. Any director shall forthwith cease to be a director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such directors vacated.

Section 203 - [Intentionally Omitted]

Section 204 - Number of Directors

The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors.

Section 205 – Election, Resignation and Removal

Directors shall be elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her resignation or removal. A director may resign by written notice to the corporation. The resignation is effective upon its receipt by the Corporation or a subsequent time as set forth in the notice of resignation. A director or all of the directors on the Board of Directors may be removed, with cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors.

Section 206 - Vacancies

Subject to Article VIII, vacancies in the Board of Directors occurring by reason of death, resignation, removal, increase in the number of directors or otherwise shall be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum of the Entire Board of Directors), unless filled by proper action of the shareholders of the Corporation. Each person so elected shall be a director for a term of office continuing only until the next election of directors by the shareholders.

Section 207 - Compensation of Directors

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees, including any combination of a retainer payment(s) and meeting fees, and other compensation for their services as Directors, including, without limitation, their services as members of committees of the Board of Directors. Directors may also receive stock benefits under any stock benefit plan approved by the shareholders of the Corporation. The Corporation may reimburse directors for expenses related to their duties as a member of the Board.

Section 208 - Organization Meeting

The President or Secretary, upon receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 209 - Regular Meetings

Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors.

If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four (24) hours before the time of the meeting.

A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained.

Except as otherwise provided herein, a majority of those directors present and voting at any meeting of the Board of Directors, shall decide each matter considered. A director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

Section 210 - Special Meetings

Special meetings of the Board of Directors may be called by the President, the Executive Vice President, or at the request of three or more members of the Board of Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than the regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty (24) hours before the time of such meeting excepting the Organization Meeting following the election of directors.

Section 211 - Reports and Records

The reports of officers and Committees and the records of the proceedings of all Committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next regular meeting. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a director shall request it, the vote of each director upon a particular question shall be recorded in the minutes.

ARTICLE III - COMMITTEES

Section 301 - Committees

The Board of Directors, by a vote of a majority of the Board, may from time to time designate such committees, including without limitation an executive committee, of the Board of Directors as it deems necessary or appropriate for the conduct of the affairs of the Corporation. The Board of Directors may confer on such committees such powers and duties as it deems appropriate, unless proscribed by law. The committees shall serve at the pleasure of the Board.

Section 302 - Appointment of Committee Members

The Board of Directors shall elect the members of the Committees and the Chairperson and Vice Chairperson of each such Committee to serve until the next annual meeting of shareholders.

Section 303 - Organization and Proceedings

Each Committee of the Board of Directors may effect its own organization by the appointment of a Secretary and such other officers, except the Chairperson and Vice Chairperson, as it may deem necessary. A record of proceedings of all Committees shall be kept by the Secretary of such

Committee and filed and presented as provided in Section 211 of these Bylaws.

ARTICLE IV - OFFICERS

Section 401 - Officers

The officers of the Corporation shall be a Chairperson of the Board, a Vice Chairperson, a President, one (1) or more Vice Presidents (one (1) or more of whom may be designated an Executive Vice President), a Secretary, a Treasurer, and such other officers and assistant offices as the Board of Directors may from time to time deem advisable. Except for the President, Secretary and Treasurer, the Board may refrain from filling any of the said offices at any time and from time to time. The same individual may hold any two (2) or more offices except both the offices of President and Secretary. The officers shall be elected by the Board of Directors at the annual organization meeting, in the manner and for such terms as the Board of Directors from time to time shall determine. Any officer may be removed at any time, with or without cause, and regardless of the term for which such officer was elected, but without prejudice to any contract right of such officer. Each officer shall hold his office for the current year for which he was elected or appointed by the Board unless he shall resign, becomes disqualified, or be removed at the pleasure of the Board of Directors.

Section 402 - Chairperson of the Board

The Board of Directors shall elect a Chairperson of the Board at the organization meeting of the Board following each annual meeting of shareholders at which directors are elected. The Chairperson of the Board shall be a member of the Board of Directors and shall preside at the meetings of the Board and perform such other duties as may be prescribed by the Board of Directors.

Section 403 - Vice Chairperson of the Board

The Board may appoint one of its members to be Vice Chairperson of the Board. Such person shall assist the Chairperson of the Board and shall also have and may exercise such further powers and duties as from time to time may be conferred, or assigned by the Board.

Section 404 - President

The President shall have general supervision of all of the departments and business of the Corporation and shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. The President shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution thereof shall have been delegated to some other officer or agent of the Corporation by the Board of Directors or by the President. The President shall be Chief Executive Officer and a member of the Board of Directors. In the absence or disability of the Chairperson of the Board or Vice Chairperson of the Board or his/her refusal to act, the President shall preside at meetings of the Board. In general, the President shall perform all the duties and exercise all the powers and authorities incident to such office or as prescribed by the Board of Directors.

Section 405 - Vice Presidents

The Vice President shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors or the President. One or more vice presidents may be designated as executive or senior vice presidents. In the event of the absence or disability of the President or his/her refusal to act, the Vice Presidents, in the order of their rank, and within the same rank in the order of their authority, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.

Section 406 - Secretary

The Secretary shall act under the supervision of the President or such other officers as the President may designate. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing Committees when required by these Bylaws or otherwise. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors. The Secretary shall keep a seal of the Corporation, and when authorized by the Board of Directors or the President, cause it to be affixed to any documents and instruments requiring it. The Secretary shall perform such other duties as may be prescribed by the Board of Directors, President, or other supervising officer as the President may designate.

Section 407 - Treasurer

The Treasurer shall act under the supervision of the President or such other assistant officer as the President may designate. The Treasurer shall have custody of the Corporation’s funds and such other duties as may be prescribed by the Board of Directors, President or such other supervising officer as the President may designate.

Section 408 - Assistant Officers

Unless otherwise provided by the Board of Directors, each assistant officer shall perform such duties as shall be prescribed by the Board of Directors, the President or the officer to whom he/she is an assistant. In the event of the absence or disability of an officer or his/her refusal to act, his/her assistant officer shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such officer.

Section 409 - Compensation

The salaries and compensation of all officers and assistant officers shall be fixed by or in the manner designated by the Board of Directors.

Section 410 - General Powers

The officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE V - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 501 - Right to Indemnification

Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of the Corporation or any other corporation, partnership, join venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of this Corporation), by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by the Corporation against all judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any director or officer where indemnification is prohibited by applicable law. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The preceding right of indemnification shall be a contract right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this Bylaw shall be in effect.

Section 502 - Authorization of Indemnification

Any indemnification provided for by Section 501 shall be authorized in any manner provided by applicable law or, in the absence of such law;

(a)       By the Board of Directors acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgement or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(b)       If a quorum under clause (a) is not obtainable, (i) by the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because there has been no such judgement or other final adjudication adverse to the director or officer, or (ii) by the shareholders upon a finding that there has been no such judgement or other final adjudication adverse to the director or officer.

Section 503 - Right of Claimant to Bring Suit

If a claim of indemnification is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time there- after bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 504 - Non-Exclusivity of Rights

The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 505 - Insurance

Subject to the laws of New York, the Corporation may maintain insurance, as its expense, to protect itself and any director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Section 506 - Severability

It is the intent of the Corporation to indemnify its officers and directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended. If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

ARTICLE VI - SHARES OF CAPITAL STOCK

Section 601 - Authority to Sign Share Certificates

Every share certificate of the Corporation shall be signed by the President and by either the Secretary (or one of the Assistant Secretaries) or the Treasurer (or one of the Assistant Treasurers). Certificates may be signed by a facsimile signature of the aforesaid Officers of the Corporation authorized to sign share certificates. The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

Section 602 - Lost or Destroyed Certificates

Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have:

(a)       Requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser;

(b)       Provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and

(c)       Satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.

ARTICLE VII - GENERAL

Section 701 - Fiscal Year

The fiscal year of the Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.

Section 702 - Record Date

The Board of Directors may fix any time whatsoever (but not more than sixty (60) days) prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made of will go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

Section 703 - Participation in Meetings By Conference Telephone

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 704 - Emergency Bylaws

In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of the Bylaws:

(a)      A meeting of the Board of Directors or of any Committee thereof may be called by any officer or director upon one (1) hour’s notice to all persons entitled to notice whom, in the sole judgement of the notifier, it is feasible to notify;

(b)       The director or directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

(c)      These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

Section 705 - Severability

If a provision of these Bylaws is illegal or unenforceable as such, illegality or un-enforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VIII - CERTAIN GOVERNANCE MATTERS

8.01       Interpretation; Definitions.

(a)       The provisions of this Article VIII shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article VIII and any other provision of these Bylaws, such provision of this Article VIII shall control.

(b)       The following definitions shall apply to this Article VIII and otherwise as applicable in these Bylaws:

(i)        “Designated Exchange” means the primary stock exchange on which the Corporation’s common stock is listed.

(ii)       “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of July 1, 2020, by and between the Corporation and Dime Community Bancshares, Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.

(iii)       “Entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

(iv)      “Legacy DCB” means Dime Community Bancshares, Inc., a Delaware corporation, which has merged with and into the Corporation effective as of the Effective Time.

(v)        “Legacy DCB Directors” shall mean the directors as of the Effective Time who were directors of Legacy DCB as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy DCB prior to the Effective Time and any additional directors nominated by the Corporate Governance and Nominating Committee pursuant to Section 8.04(b) of this Article VIII.

(vi)     “Legacy Bridge Bancorp” means Bridge Bancorp, Inc., a New York corporation, as in existence immediately prior to the Effective Time.

(vii)     “Legacy Bridge Bancorp Directors” shall mean the directors of the Corporation as of the Effective Time who were directors of Legacy Bridge Bancorp as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy Bridge Bancorp prior to the Effective Time and any additional directors nominated by the Corporate Governance and Nominating Committee pursuant to Section 8.04(b) of this Article VIII.

(viii)    “Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six (36) month anniversary of the Effective Time.

(ix)      “Subsidiary Bank” shall mean the Surviving Corporation’s wholly owned subsidiary, Dime Community Bank.

(x)       “Surviving Corporation” shall mean the Corporation, which shall have the name Dime Community Bancshares, Inc., upon the Effective Time.

8.02     Chair; Officers.

(a)       Effective as of the Effective Time, (i) Kenneth J. Mahon shall serve as Executive Chairman (the “Chair”) of the Board of Directors of the Surviving Corporation, (ii) Marcia Hefter shall serve as Lead Director of the Surviving Corporation, (iii) Kevin M. O’Connor shall serve as Chief Executive Officer of the Surviving Corporation, (iv) Stuart H. Lubow shall serve as President and Chief Operating Officer of the Surviving Corporation, (v) Avinash Reddy shall serve as Senior Executive Vice President and Chief Financial Officer of the Surviving Corporation, and (vi) John M. McCaffery shall serve as Senior Executive Vice President and Chief Risk Officer of the Surviving Corporation.

(b)       During the Specified Period, the Legacy DCB Directors shall have the exclusive authority to appoint, by at least a majority vote, on behalf of the Board of Directors of the Surviving Corporation, the Chair at each annual meeting, or at any special meeting at which directors are to be elected, or otherwise upon the death, resignation, removal, disqualification or other cessation of service by the Chair (or any of such individuals’ successors selected and appointed pursuant to this subsection (b)).

(c)       During the Specified Period, the Legacy Bridge Bancorp Directors shall have the exclusive authority to appoint, by at least a majority vote, on behalf of the Board of Directors of the Surviving Corporation, the Lead Director at each annual meeting, or at any special meeting at which directors are to be elected, or otherwise upon the death, resignation, removal, disqualification or other cessation of service by the Lead Director (or any of such individuals’ successors selected and appointed pursuant to this subsection (c)).

(d)       During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsections (a)(iii) through (a)(vi) above, (ii) any amendment or modification to any employment or similar agreement with any officers listed in subsections (a)(iii) through (a)(vi) above, to the extent such amendment or modification would adversely affect such individual, (iii) any termination without cause of any such individual’s employment by the Corporation, (iv) or any modification to any of such individual’s respective duties, authority or reporting relationships as set forth in Article VIII of these Bylaws, or any relocation from such individual’s respective principal office locations as specified in their respective employment agreements, shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

(e)       During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth in subsection (a)(iii) through (a)(vi) above (or any of such individuals’ successors selected and appointed pursuant to this subsection (e)), an individual approved by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors shall be appointed to serve in such capacity.

(f)       The Corporation shall cause its Subsidiary Bank, effective as of the Effective Time, to adopt a bylaw amendment substantially identical to this Article VIII with respect to the matters specified in subsections (a) through (e) above.

8.03        Composition of The Board of Directors; Lead Director.

During the Specified Period:

(a)       The Entire Board of Directors shall be comprised of twelve (12) Directors, of which six (6) shall be Legacy Bridge Bancorp Directors (which shall consist of Kevin M. O’Connor, Marcia Hefter and four (4) other Legacy Bridge Bancorp Directors who qualify as independent directors under the rules of the Designated Exchange) and six (6) shall be Legacy DCB Directors (which shall consist of Kenneth J. Mahon, and five (5) other Legacy DCB Directors who qualify as independent directors under the rules of the Designated Exchange); provided, however, that Legacy DCB Directors who are not independent as of the Effective Time but become independent during the Specified Period shall be deemed independent for this purpose;

(b)       The Chair to be appointed in accordance with Article VIII shall be a Legacy DCB Director. The Chair shall provide overall leadership to enhance the effectiveness and performance of the Entire Board of Directors and act as primary spokesperson for the Entire Board of Directors, and shall, among other things, have the power and authority to (i) confer with the Chief Executive Officer of the Surviving Corporation on succession planning and key hiring and firing decisions, (ii) confer with the Chief Executive Officer on reviewing and developing strategic initiatives, including coordinating on strategic initiatives and written plans to bring to the Entire Board of Directors, (iii) confer with the Chief Executive Officer and senior executives of the Surviving Corporation on identifying and evaluating potential merger and acquisition transactions, and (iv) perform such other customary duties as the Board of Directors, upon the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, may give to the Chair from time to time;

(c)       The Lead Director to be appointed in accordance with Article VIII shall be a Legacy  Bridge Bancorp Director who shall qualify as an independent director under the rules of the Designated Exchange (and any other requirements). The Lead Director shall chair any meeting of the independent directors in executive session, and shall, among other things, have the power and authority to (i) preside at meetings of the Board of Directors at which the Chair is not present, (ii) work with the Chair and CEO to determine the information and materials provided to members of the Board of Directors, (iii) consult with the Chair on such other matters as are pertinent to the Board of Directors and the Surviving Corporation, (iv) call meetings of the independent directors, (v) serve as a liaison between the Chair and the other independent directors, and (vi) perform such other customary duties as the Board of Directors, upon the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, may give to the Lead Director from time to time;

(d)       All vacancies resulting from the cessation of service by any Legacy Bridge Bancorp Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(b);

(e)      All vacancies resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(b);

(f)       The Corporate Governance and Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Legacy Bridge Bancorp Director in accordance with Section 8.04(b); and

(g)       The Corporate Governance and Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy DCB Director in accordance with Section 8.04(b).

8.04       Composition of Certain Committees.

During the Specified Period:

(a)       Subject to Section 8.04(b) below, each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee of the Board of Directors shall (i) consist of at least four (4) members (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange), and (ii) be composed of fifty percent (50%) Legacy Bridge Bancorp Directors and fifty percent (50%) Legacy DCB Directors.

(b)       For purposes of exercising the authority set forth in Sections 8.03(d), 8.03(f), and 8.04(d), the Corporate Governance and Nominating Committee shall consist of all of the Legacy Bridge Bancorp Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. For purposes of exercising the authority set forth in Sections 8.03(e), 8.03(g), and 8.04(e), the Corporate Governance and Nominating Committee shall consist of all of the Legacy DCB Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(c)       The Legacy DCB Directors shall have the exclusive authority to appoint, by at least a majority vote, the initial Legacy DCB Directors on each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee. The Legacy Bridge Bancorp Directors shall have the exclusive authority to appoint, by at least a majority vote, the initial Legacy Bridge Bancorp Directors on each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

(d)       All vacancies on the Compensation Committee or the Audit Committee resulting from the cessation of service by any Legacy Bridge Bancorp Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(a) and (b).

(e)       All vacancies on the Compensation Committee or the Audit Committee resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(a) and (b).

(f)       All vacancies on the Corporate Governance and Nominating Committee resulting from the cessation of service by any Legacy Bridge Bancorp Director for any reason shall be filled with a person selected and approved by a majority vote of all of the Legacy Bridge Bancorp Directors then in office, which person so selected shall satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. All vacancies on the Corporate Governance and Nominating Committee resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected and approved by a majority vote of all of the Legacy DCB Directors then in office, which person so selected shall satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(g)       Upon the expiration of the Specified Period, the Compensation Committee, the Audit Committee, and the Corporate Governance and Nominating Committee established pursuant to this Section 8.04 shall be automatically disbanded, and the directors to serve on each such committee thereafter shall be designated in accordance with the Bylaws and the respective committee corporate charters.

8.05        Corporate Headquarters; Name; Amendments To Article VIII

(a)       Effective as of and from the Effective Time, the headquarters of the Corporation will be located in Hauppauge, New York.

(b)       Effective as of the Effective Time, the name of the Corporation will be “Dime Community Bancshares, Inc.”

(c)       In the event of any inconsistency between any provision of this Article VIII and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article VIII shall control. During the Specified Period, the provisions of this Article VIII may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the Entire Board of Directors.

ARTICLE IX - AMENDMENT OR REPEAL

Section 801 - Amendment or Repeal by the Board of Directors

These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the full Board of Directors at any regular or special meeting of the Board duly convened. Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered.

Section 802 - Recording Amendments and Repeals

The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

ARTICLE X APPROVAL OF AMENDED BYLAWS AND

RECORD OF AMENDMENTS AND REPEALS

Section 901 - Approval and Effective Date

These Bylaws have been approved and are effective as the Bylaws of the Corporation as of this 1st day of February, 2021.

/s/Patricia M. Schaubeck
Patricia M. Schaubeck, General Counsel and Corporate Secretary

Section 902 - Amendments or Repeals

Date Amended
Section Involved	or Repealed	Approved By

205	February 1, 2021	Board of Directors
206	February 1, 2021	Board of Directors

A new Article VIII was added, and Article VIII and Article IX of the Bylaws were renumbered as Article IX and X, respectively, effective February 1, 2021.